EXHIBIT 10.8

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), effective as of the Effective Date (as defined below), is entered into by and among Thomas Properties Group, Inc., a Delaware corporation (“TPG”), Thomas Properties Group, LP., a Maryland limited partnership (the “Operating Partnership”) and Thomas S. Ricci (the “Executive”).

WHEREAS, TPG and the Operating Partnership (collectively, the “Company”) desire to employ the Executive and to enter into an agreement embodying the terms of such employment; and

WHEREAS, the Executive desires to accept employment with the Company, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1. Employment Period. Subject to the provisions for earlier termination hereinafter provided, the Executive’s employment hereunder shall be for a term (the “Employment Period”) commencing on the Effective Date and ending on the third anniversary of the Effective Date (the “Initial Termination Date”); provided, however, that this Agreement shall be automatically extended for one additional year on the Initial Termination Date and on each subsequent anniversary of the initial Termination Date, unless either the Executive or the Company elects not to so extend the term of the Agreement by notifying the other party, in writing, of such election not less than sixty (60) days prior to the last day of the term as then in effect. For purposes of this Agreement, “Effective Date” shall mean the date of the closing of the initial public offering of shares of TPG’s common stock.

2. Terms of Employment.

(a) Position and Duties.

(i) During the Employment Period, the Executive shall serve as Executive Vice President of TPG and the Operating Partnership and shall perform such employment duties as are usual and customary for such positions. At the Company’s request, the Executive shall serve the Company and/or its subsidiaries and affiliates in other offices and capacities in addition to the foregoing. In the event that the Executive, during the Employment Period, serves in any one or more of such additional capacities, the Executive’s compensation shall not be increased beyond that specified in Section 2(b) of this Agreement. In addition, in the event the Executive’s service in one or more of such additional capacities is subsequently terminated, the Executive’s compensation, as specified in Section 2(b) of this Agreement, shall not be diminished or reduced in any manner as a result of such termination for so long as the Executive otherwise remains employed under the terms of this Agreement.

(ii) During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote substantially all of his business time, energy, skill and best efforts to the performance of his duties hereunder in a manner that will faithfully and diligently further the business and interests of the Company. Notwithstanding the foregoing, during the Employment Period it shall not be a violation of this Agreement for the Executive to (A) deliver lectures, fulfill speaking engagements or teach at educational institutions or (B) manage his personal investments, so long as such activities do not interfere with the performance of the Executive’s responsibilities as an executive officer of the Company. It is expressly understood and agreed that to the extent that any such activities have been conducted by the Executive prior to the Effective Date and fully disclosed in writing and agreed to by the Company in writing, the continued conduct of such activities subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the Executive’s responsibilities to the Company; provided that no such activity shall be permitted that violates any written non-competition agreement between the parties or prevents the Executive from devoting substantially all of his business time to the fulfillment of his duties hereunder.

(iii) The Executive agrees that he will not take personal advantage of any business opportunity that arises during his employment by the Company and which may be of benefit to the Company unless all material facts regarding such opportunity are promptly reported by the Executive to the Board of Director of TPG (the “Board”) for consideration by the Company and the disinterested members of the Board determine to reject the opportunity and to approve the Executive’s participation therein.

(b) Compensation.

(i) Base Salary. During the Employment Period, the Executive shall receive a base salary (the “Base Salary”) of $220,000 per annum, as the same may be increased thereafter (or thereafter decreased, but not below the initial Base Salary). The Base Salary shall be paid at such intervals as the Company pays executive salaries generally. During the Employment Period, the Base Salary shall be reviewed at least annually for possible increase (or decrease, not below the initial Base Salary) in the Company’s sole discretion, as determined by the Company’s compensation committee. Any increase in Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. The term “Base Salary” as utilized in this Agreement shall refer to Base Salary as so adjusted.

(ii) Annual Bonus. In addition to the Base Salary, the Executive shall be eligible to earn, for each fiscal year of the Company ending during the Employment Period, an annual cash performance bonus (an “Annual Bonus”). The amount of the Annual Bonus and the target performance goals applicable to the Annual Bonus shall be determined in accordance with the terms and conditions of said bonus plan as in effect from time to time; provided that the target for the first Annual Bonus shall be 75% of Base Salary). The terms and conditions of any such bonus plan shall be determined by the Company’s compensation committee in its sole discretion.

(iii) Restricted Incentive Unit Award. Subject to adoption by the Board and approval by TPG’s stockholders of the Company’s incentive award plan (the “Incentive Plan”), the Operating Partnership shall, as of the Effective Date, grant the Executive Sixteen Thousand Six Hundred Sixty-Seven (16,667) restricted incentive units in the Operating Partnership (“Restricted Incentive Units”). Said number of Units shall not change notwithstanding that the actual initial public offering price of a share of TPG’s common stock may be higher or lower than $15.00 per share. Subject to the Executive’s continued employment with the Company, said Units granted to the Executive shall vest on the third anniversary of the Effective Date; provided that such vesting may occur on the second anniversary of the Effective Date if the Company meets its performance targets established by the Company’s compensation committee in its sole discretion.

(iv) Incentive Vesting Restricted Unit Award. Subject to adoption by the Board and approval by TPG’s stockholders of the Incentive Plan, the Operating Partnership shall, as of the Effective Date, grant the Executive, subject to the Executive’s continued employment with the Company, an additional number of Restricted Incentive Units in the Operating Partnership equal to 183,334, in which the Executive shall vest one-third (1/3) on each of the first, second and third anniversaries of the Effective Date (subject to the Executive’s continued employment with the Company).

(v) Incentive, Savings and Retirement Plans. During the Employment Period, the Executive shall be eligible to participate in all other incentive plans, policies and programs, and all savings and retirement plans, policies and programs, in each case that are applicable generally to senior executives of the Company.

(vi) Welfare Benefit Plans. During the Employment Period, the Executive and the Executive’s eligible family members shall be eligible for participation in the welfare benefit plans, practices, policies and programs (including, if applicable, medical, dental, disability, employee life, group life and accidental death insurance plans and programs) maintained by the Company for its senior executives.

(vii) Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by the Executive in accordance with the policies, practices and procedures of the Company provided to senior executives of the Company.

(viii) Fringe Benefits. During the Employment Period, the Executive shall be entitled to such fringe benefits and perquisites as are provided by the Company to its senior executives from time to time, in accordance with the policies, practices and procedures of the Company.

(ix) Vacation. During the Employment Period, the Executive shall be entitled to paid vacation in accordance with the plans, policies, programs and practices of the Company applicable to its senior executives.

3. Termination of Employment:

(a) Death. The Executive’s employment will terminate automatically upon the Executive’s death.

(b) Disability. To the extent consistent with federal and state law, Executive’s employment may be terminated if Executive suffers a Disability. For purposes of this Agreement, “Disability” means Executive’s inability by reason of physical or mental illness to fulfill his obligations hereunder for 60 consecutive days or on a total of 120 days in any 12-month period which, in the reasonable opinion of an independent physician selected by the Company or its insurers and reasonably acceptable to the Executive or the Executive’s legal representative, renders Executive unable to perform the essential functions of his job, even after reasonable accommodations are made by the Company. The Company is not, however, required to make unreasonable accommodations for Executive or accommodations that would create an undue hardship on the Company.

(c) Cause. The Company may terminate the Executive’s employment during the Employment Period for Cause or without Cause. For purposes of this Agreement, “Cause” shall mean the occurrence of any one or more of the following events:

(i) The Executive’s willful failure to perform or gross negligence in performing his duties owed to the Company, after ten (10) days following a written notice is delivered to the Executive by the Board, which notice specifies such failure or negligence;

(ii) The Executive’s commission of an act of fraud or dishonesty in the performance of his duties;

(iii) The Executive’s conviction of, or entry by the Executive of a guilty or no contest plea to, any felony or any felony or misdemeanor involving moral turpitude;

(iv) Any breach by the Executive of his fiduciary duty or duty of loyalty to the Company; or

(v) The Executive’s material breach of any of the provisions of this Agreement, which is not cured within ten (10) days following written notice thereof from the Company, or of the Non-Competition Agreement.

In determining whether Cause exists to terminate the Executive, the Board shall consider whether any act or failure to act by the Executive was taken based either upon the authority given pursuant to a duly adopted resolution of the Board or upon the written advice of counsel to the Company, in each case provided after full and correct disclosure to the Board or such counsel, as applicable, of all material facts pertaining to the subject matter upon which such authority or advice was given.

(d) Good Reason. The Executive’s employment may be terminated by the Executive for Good Reason or by the Executive without Good Reason. For purposes of this

Agreement, “Good Reason” shall mean the occurrence of any one or more of the following events without the Executive’s prior written consent, unless the Company fully cures the circumstances constituting Good Reason (provided such circumstances are capable of cure) prior to the Date of Termination (as defined below):

(i) The Company’s reduction of the Executive’s annual base salary below the initial Base Salary; or

(ii) The Company’s failure to cure a material breach of its obligations under this Agreement within fifteen (15) business days after written notice is delivered to the Board by the Executive which specifically identifies the manner in which the Executive believes that the Company has breached its obligations under the Agreement.

(e) Notice of Termination. Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other parties hereto given in accordance with Section 12(c) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

(f) Date of Termination. “Date of Termination” means (i) if the Executive’s employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein (which date shall not be more than 30 days after the giving of such notice), as the case may be, (ii) if the Executive’s employment is terminated by the Company other than for Cause or Disability, the Date of Termination shall be the date on which the Company notifies the Executive of such termination, (iii) if the Executive’s employment is terminated by the Executive without Good Reason, the Date of Termination shall be the thirtieth day after the date on which the Executive notifies the Company of such termination, unless otherwise agreed by the Company and the Executive, and (iv) if the Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death or Disability of the Executive, as the case may be.

4. Obligation of the Company Upon Termination.

(a) Without Cause or For Good Reason. If, during the Employment Period, the Company shall terminate the Executive’s employment without Cause or the Executive shall terminate his employment for Good Reason:

(i) The Executive shall be paid, in two lump sum payments (A) the Executive’s earned but unpaid Base Salary and accrued but unpaid vacation pay through the Date of Termination, and any Annual Bonus required to be paid to the Executive pursuant to Section 2(b)(ii) above for any fiscal year of the Company that ends on or before the Date of Termination to the extent not previously paid (the “Accrued Obligations”), and (B) an amount (the “Severance Amount”) equal to two (2) (the “Severance Multiple”) times the sum of (x) the Base Salary in effect on the Date of Termination plus (y) either (1) the average Annual Bonus received by the Executive for the three complete fiscal years (or such lesser number of years as the Executive has been employed by the Company) of the Company immediately prior to the Termination Date, or (2) if the Date of Termination occurs before the end of the first complete fiscal year after the Effective Date, the amount of the Pro-Rated Annual Bonus (defined below) for such partial fiscal year; provided, however, if less than one (1) year remains in the Employment Period after the Date of Termination, the Severance Multiple shall equal one (1); provided, further, that the Accrued Obligations shall be paid when due under California law and the Severance Amount shall be paid no later than 60 days after the Date of Termination;

(ii) At the time when annual bonuses are paid to the Company’s other senior executives for the fiscal year of the Company in which the Date of Termination occurs, the Executive shall be paid an Annual Bonus in an amount equal to the product of (x) the amount of the Annual Bonus to which the Executive would have been entitled if the Executive’s employment had not been terminated, and (y) a fraction, the numerator of which is the number of days in such fiscal year through the Date of Termination and the denominator of which is the total number of days in such fiscal year (a “Pro-Rated Annual Bonus”);

(iii) For a period of one (1) year, the Company shall continue to provide the Executive and the Executive’s eligible family members with group health insurance coverage at least equal to that which would have been provided to them if the Executive’s employment had not been terminated (or at the Company’s election, pay the applicable COBRA premium for such coverage); provided, however, that if the Executive becomes re-employed with another employer and is eligible to receive group health insurance coverage under another employer’s plans, the Company’s obligations under this Section 4(a)(iii) shall terminate and any such coverage shall be reported by the Executive to the Company; and

(iv) To the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any vested benefits and other amounts or benefits required to be paid or provided or which the Executive is eligible to receive as of the Date of Termination under any plan, contract or agreement of the Company and its affiliates (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”) to which the Executive is a party. Notwithstanding the foregoing, it shall be a condition to the Executive’s right to receive the amounts provided for in Sections 4(a)(i)(B) and 4(a)(ii) and (iii) above that the Executive execute, deliver to the Company and not revoke a release of claims in substantially the form attached hereto as Exhibit A.

(b) For Cause or Without Good Reason. If the Executive’s employment shall be terminated by the Company for Cause or by the Executive without Good Reason during the

Employment Period, the Company shall have no further obligations to the Executive under this Agreement other than pursuant to Sections 7 and 8 hereof, and the obligation to pay to the Executive the Accrued Obligations when due under California law and to provide the Other Benefits.

(c) Death or Disability. If the Executive’s employment is terminated by reason of the Executive’s death or Disability during the Employment Period:

(i) The Accrued Obligations shall be paid to the Executive’s estate or beneficiaries or to the Executive, as applicable, in cash within 30 days of the Date of Termination;

(ii) 100% of the Executive’s then current annual Base Salary, as in effect on the Date of Termination, shall be paid to the Executive’s estate or beneficiaries or to the Executive, as applicable, in cash when due under California law;

(iii) The Pro-Rated Annual Bonus shall be paid to the Executive’s estate or beneficiaries or to the Executive, as applicable, at the time when annual bonuses are paid to the Company’s other senior executives for the fiscal year of the Company in which the Date of Termination occurs;

(iv) For a period of twelve months following the Date of Termination, the Executive and the Executive’s eligible family members shall continue to be provided with group health insurance coverage at least equal to that which would have been provided to them if the Executive’s employment had not been terminated (or at the Company’s election, pay the applicable COBRA premium for such coverage); provided, however, that if the Executive becomes re-employed with another employer and is eligible to receive group health insurance coverage under another employer’s plans, the Company’s obligations under this Section 4(d)(iv) shall terminate, and any such coverage shall be reported by the Executive to the Company; and

(v) The Other Benefits shall be paid or provided to the Executive’s estate or beneficiaries or to the Executive, as applicable, on a timely basis.

5. Termination Upon a Change in Control. If a Change in Control (as defined herein) occurs during the Employment Period and the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason, in each case within one hundred eighty (180) days after the effective date of the Change in Control, then the Executive shall be entitled to the payments and benefits provided in Section 4(a), subject to the terms and conditions thereof. In addition, in the event of such a termination of the Executive’s employment, all outstanding stock options, restricted stock and other equity awards granted to the Executive under any of the Company’s equity incentive plans (or awards substituted therefore covering the securities of a successor company) shall become immediately vested and exercisable in full. For purposes of this Agreement, “Change in Control” shall mean the occurrence of any of the following events:

(i) Any transaction, whether effected directly or indirectly, resulting in any “person” or “group” (as those terms are defined in Sections 3(a)(9), 13(d), and 14(d) of the Exchange Act and the rules thereunder) having “beneficial ownership” (as determined pursuant to Rule 13d-3 under the Exchange Act) of securities entitled to vote generally in the election of directors (“voting securities”) of TPG that represent greater than 35% of the combined voting power of TPG’s then outstanding voting securities, other than

(A) any transaction or event resulting in the beneficial ownership of voting securities by a trustee or other fiduciary holding securities under any employee benefit plan (or related trust) sponsored or maintained by TPG or any person controlled by TPG or by any employee benefit plan (or related trust) sponsored or maintained by TPG or any person controlled by TPG, or

(B) any transaction or event resulting in the beneficial ownership of voting securities by TPG or a corporation owned, directly or indirectly, by the stockholders of TPG in substantially the same proportions as their ownership of the stock of TPG, or

(C) any transaction or event resulting in the beneficial ownership of voting securities pursuant to a transaction described in clause (iii) below that would not be a Change in Control under clause (iii), or

(D) the beneficial ownership of voting securities by James A. Thomas, or an Immediate Family Member or Affiliate thereof, each as defined in the Operating Partnership Agreement (collectively, the “Thomas Affiliates”), including without limitation, the initial issuance of shares and Partnership Units in the Operating Partnership, the conversion of Partnership Units to shares of TPG, and any additional Partnership Units and shares later received by the Thomas Affiliates;

(ii) Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election by TPG’s stockholders, or nomination for election by the Board, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an election contest with respect to the election or removal of directors or other solicitation of proxies or consents by or on behalf of a person other than the Board;

(iii) The consummation by TPG (whether directly involving TPG or indirectly involving TPG through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of TPG’s assets or (z) the acquisition of assets or stock of another entity, in each case, other than a transaction

(A) which results in TPG’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of TPG or the person that, as a result of the transaction, controls, directly or indirectly, TPG or owns, directly or indirectly, all or substantially all of TPG’s assets or otherwise succeeds to the business of TPG (TPG or such person, the “Successor Entity”)) directly or indirectly, greater than 50% of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(B) after which no person or group beneficially owns voting securities representing greater than 50% of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (B) as beneficially owning greater than 50% of combined voting power of the Successor Entity solely as a result of the voting power held in TPG prior to the consummation of the transaction; or

(iv) the approval by TPG’s shareholders of a liquidation or dissolution of TPG.

For purposes of clause (i) above, the calculation of voting power shall be made as if the date of the acquisition were a record date for a vote of TPG’s shareholders, and for purposes of clause (iii) above, the calculation of voting power shall be made as if the date of the consummation of the transaction were a record date for a vote of TPG’s shareholders.

6. Intentionally Omitted.

7. Full Settlement. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and except as expressly provided, such amounts shall not be reduced whether or not the Executive obtains other employment. If any party to this Agreement institutes any action, suit, counterclaim, appeal, arbitration or mediation for any relief against another party, declaratory or otherwise (collectively an “Action”), to enforce the terms hereof or to declare rights hereunder, then the Prevailing Party in such Action shall be entitled to recover from the other party all costs and expenses of the Action, including reasonable attorneys’ fees and costs (at the Prevailing Party’s attorneys’ then-prevailing rates) incurred in bringing and prosecuting or defending such Action and/or enforcing any judgment, order, ruling or award (collectively, a “Decision”) granted therein, all of which shall be deemed to have accrued on the commencement of such Action and shall be paid whether or not such Action is prosecuted to a Decision. Any Decision entered in such Action shall contain a specific provision providing for the recovery of attorneys’ fees and costs incurred in enforcing such Decision. A court or arbitrator shall fix the amount of reasonable attorneys’ fees and costs upon the request of either party. Any judgment or order entered in any final judgment shall contain a specific provision providing for the recovery of all costs and expenses of suit, including reasonable attorneys’ fees and expert fees and costs incurred in enforcing, perfecting and executing such judgment. For the purposes of this paragraph, costs shall include, without limitation, in addition to Costs incurred in prosecution or defense of the underlying action, reasonable attorneys’ fees, costs, expenses and expert fees and costs incurred in the following: (a) postjudgement motions and collection actions; (b) contempt proceedings; (c) garnishment, levy, debtor and third party examinations; (d) discovery; (e) bankruptcy litigation; and (f) appeals of any order or judgment. “Prevailing Party” within the meaning of this Section includes, without limitation, a party who agrees to dismiss an Action (excluding an Action instituted in contravention of the requirements of Paragraph 12(b) below) in consideration for the other party’s payment of the amounts allegedly due or performance of the covenants allegedly breached, or obtains substantially the relief sought by such party.

8. Certain Additional Payments by the Company.

(a) Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any Payment would be subject to the Excise Tax, then the Executive shall be entitled to receive an additional payment (the “Excise Tax Gross-Up Payment”) in an amount such that, after payment by the Executive of all taxes (and any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Excise Tax Gross-Up Payment, the Executive retains an amount of the Excise Tax Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this Section 8(a), if it shall be determined that the Executive is entitled to the Excise Tax Gross-Up Payment, but that the Parachute Value of all Payments does not exceed 110% of the Safe Harbor Amount, then no Excise Tax Gross-Up Payment shall be made to the Executive and the amounts payable under this Agreement shall be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount. The reduction of the amounts payable hereunder, if applicable, shall be made by first reducing the payments under Section 4(a)(i), unless an alternative method of reduction is elected by the Executive, and in any event shall be made in such a manner as to maximize the Value of all Payments actually made to the Executive. For purposes of reducing the Payments to the Safe Harbor Amount, only amounts payable under this Agreement (and no other Payments) shall be reduced. If the reduction of the amount payable under this Agreement would not result in a reduction of the Parachute Value of all Payments to the Safe Harbor Amount, no amounts payable under the Agreement shall be reduced pursuant to this Section 8(a). The Company’s obligation to make Excise Tax Gross-Up Payments under this Section 8 shall not be conditioned upon the Executive’s termination of employment.

(b) Subject to the provisions of Section 8(c), all determinations required to be made under this Section 8, including whether and when an Excise Tax Gross-Up Payment is required, the amount of such Excise Tax Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by such nationally recognized accounting firm as may be selected by the Company and reasonably acceptable to the Executive (the “Accounting Firm”); provided, that the Accounting Firm’s determination shall be made based upon “substantial authority” within the meaning of Section 6662 of the Code. The Accounting Firm shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Excise Tax Gross-Up Payment, as determined pursuant to this Section 8, shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm’s determination. Any determination by the Accounting Firm shall be binding upon the Company and the Executive, unless the Company obtains an opinion of outside legal counsel, based upon at least “substantial authority” within the meaning of Section 6662 of the Code, reaching a different determination, in which event such legal opinion shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Excise Tax Gross-Up Payments that will not have been made by the Company should have been made (the “Underpayment”), consistent with the calculations required to be made hereunder. In the event the Company exhausts its remedies pursuant to Section 8(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

(c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Excise Tax Gross-Up Payment. Such notification shall be given as soon as practicable, but no later than 10 business days after the Executive is informed in writing of such claim. The Executive shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which the Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that the Company desires to contest such claim, the Executive shall:

(i) give the Company any information reasonably requested by the Company relating to such claim,

(ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to-time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(iii) cooperate with the Company in good faith in order effectively to contest such claim, and

(iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such-contest, and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 8(c), the Company shall control all proceedings taken in connection with such contest, and, at its sole discretion, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the applicable taxing authority in respect of such claim and may, at its sole discretion, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that, if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis, and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties) imposed with respect to such advance or with respect to any imputed income in connection with such advance; and provided, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which the Excise Tax Gross-Up Payment would be payable hereunder, and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d) If, after the receipt by the Executive of an Excise Tax Gross-Up Payment or an amount advanced by the Company pursuant to Section 8(c), the Executive becomes entitled to receive any refund with respect to the Excise Tax to which such Excise Tax Gross-Up Payment relates or with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of Section 8(c), if applicable) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 8(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Excise Tax Gross-Up Payment required to be paid.

(e) Notwithstanding any other provision of this Section 8, the Company may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of the Executive, all or any portion of any Excise Tax Gross-Up Payment, and the Executive hereby consents to such withholding.

(f) Any other liability for unpaid or unwithheld Excise Taxes shall be borne exclusively by the Company, in accordance with Section 3403 of the Code. The foregoing sentence shall not in any manner relieve the Company of any of its obligations under this Employment Agreement.

(g) Definitions. The following terms shall have the following meanings for purposes of this Section 8:

(i) “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

(ii) “Parachute Value” of a Payment shall mean the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2), as determined by the Accounting Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

(iii) A “Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable pursuant to this Agreement or otherwise.

(iv) The “Safe Harbor Amount” shall mean 2.99 times the Executive’s “base amount,” within the meaning of Section 280G(b)(3) of the Code.

(v) “Value” of a Payment shall mean the economic present value of a Payment as of the date of the change of control for purposes of Section 280G of the Code, as determined by the Accounting Firm using the discount rate required by Section 280G(d)(4) of the Code.

9. Intentionally Omitted.

10. Successors.

(a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

11. Payment of Financial Obligations. The payment or provision to the Executive by the Company of any remuneration, benefits or other financial obligations pursuant to this Agreement shall be allocated to the Operating Partnership, TPG and, if applicable, any subsidiary and/or affiliate thereof in accordance with any employee sharing and expense allocation agreement, by and between TPG and the Operating Partnership, as in effect from time to time.

12. Miscellaneous.

(a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b) Arbitration. To the fullest extent allowed by law, any controversy, claim or dispute between Executive and the Company (and/or any of its owners, directors, officers, employees, affiliates, or agents) relating to or arising out of Executive’s employment or the cessation of that employment will be submitted to final and binding arbitration in the county in which Executive work(ed) for determination in accordance with the American Arbitration Association’s (“AAA”) National Rules for the Resolution of Employment Disputes, as the exclusive remedy for such controversy, claim or dispute. In any such arbitration, the parties may conduct discovery in accordance with the applicable rules of the arbitration forum, except that the arbitrator shall have the authority to order and permit discovery as the arbitrator may deem necessary and appropriate in accordance with applicable state or federal discovery statutes. The arbitrator shall issue a reasoned, written decision, and shall have full authority to award all remedies which would be available in court. The parties shall share the filing fees required for the arbitration, provided that Executive shall not be required to pay an amount in excess of the filing fees required by a federal or state court with jurisdiction. The Company shall pay the arbitrator’s fees and any AAA administrative expenses. Any judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Possible disputes covered by the above include (but are not limited to) unpaid wages, breach of contract, torts, violation of public policy, discrimination, harassment, or any other employment-related claims under laws including but not limited to, Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act, the Age Discrimination in Employment Act, the California Fair Employment and Housing Act, the California Labor Code, and any other statutes or laws relating to an employee’s relationship with his/her employer, regardless of whether such dispute is initiated by the employee or the Company. Thus, this bilateral arbitration agreement applies to any and all claims that the Company may have against an employee, including but not limited to, claims for misappropriation of Company property, disclosure of proprietary information or trade secrets, interference with contract, trade libel, gross negligence, or any other claim for alleged wrongful conduct or breach of the duty of loyalty by an employee. However, notwithstanding anything to the contrary contained herein, Company and Executive shall have their respective rights to seek and obtain injunctive relief with respect to any controversy, claim or dispute to the extent permitted by law. Claims for workers’ compensation benefits and unemployment insurance (or any other claims where mandatory arbitration is prohibited by law) are not covered by this arbitration agreement, and such claims may be presented by either Executive or the Company to the appropriate court or government agency. BY AGREEING TO THIS BINDING ARBITRATION PROVISION, BOTH EXECUTIVE AND THE COMPANY GIVE UP ALL RIGHTS TO TRIAL BY JURY. This arbitration agreement is to be construed as broadly as is permissible under applicable law.

(c) Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive: at the Executive’s most recent address on the records of the Company,

If to TPG or the Operating Partnership:

Thomas Properties Group, Inc.

515 South Flower Street, Sixth Floor

Los Angeles, CA 90071

Attn: James A. Thomas, CEO

with a copy to:

Gilchrist & Rutter Professional Corporation

1299 Ocean Avenue, Suite 900

Santa Monica, CA 90401

Attn: Paul S. Rutter, Esq.

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(d) Sarbanes-Oxley Act of 2002. Notwithstanding anything herein to the contrary, if the Company determines, in its good faith judgment, that any transfer or deemed transfer of funds hereunder is likely to be construed as a personal loan prohibited by Section 13(k) of the Exchange Act and the rules and regulations promulgated thereunder, then such transfer or deemed transfer shall not be made to the extent necessary or appropriate so as not to violate the Exchange Act and the rules and regulations promulgated thereunder.

(e) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. In the event any provision or term hereof is deemed to have exceeded applicable legal authority or shall be in conflict with applicable legal limitations, such provision shall be reformed and rewritten as necessary to achieve consistency and compliance with such applicable law.

(f) Withholding. The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation. In addition, notwithstanding any other provision of this Agreement, the Company may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of the Executive, all or any portion of any Excise Tax Gross-Up Payment and the Executive hereby consents to such withholding.

(g) No Waiver. The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 3(c) of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(h) Entire Agreement. As of the Effective Date, this Agreement, the Contribution Agreement, Noncompetition Agreement and the Confidentiality Agreement, each of which is being entered into between the parties concurrently herewith, constitute the final, complete and exclusive agreement between the Executive and the Company with respect to the subject matter hereof and replaces and supersedes any and all other agreements, offers or promises, whether oral or written, made to Executive by any member of the Thomas Group or any entity (a “Predecessor Employer”), or representative thereof, whose business or assets any member of the Thomas Group succeeded to in connection with the initial public offering of the common stock of TPG or the transactions related thereto. The Executive agrees that any such agreement, offer or promise between the Executive and a Predecessor Employer (or any representative thereof) is hereby terminated and will be of no further force or effect, and the Executive acknowledges and agrees that upon his execution of this Agreement, he will have no right or interest in or with respect to any such agreement, offer or promise. In the event that the Effective Date does not occur, this Agreement (including, without limitation, the immediately preceding sentence) shall have no force or effect.

(i) Consultation With Counsel. The Executive acknowledges that he has had a full and complete opportunity to consult with counsel and other advisors of his own choosing concerning the terms, enforceability and implications of this Agreement, and that the Company has not made any representations or warranties to the Executive concerning the terms, enforceability or implications of this Agreement other than as reflected in this Agreement.

(j) Counterparts. This Agreement may be executed simultaneously in two counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from the Board, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

THOMAS PROPERTIES GROUP, INC. a Delaware corporation

By:

THOMAS PROPERTIES GROUP, L.P., a Maryland limited partnership

By:	Thomas Properties Group, Inc.
Its:	General Partner

By:

“EXECUTIVE”

Name: Thomas S. Ricci

EXHIBIT A

RELEASE

For a valuable consideration, the receipt and adequacy of which are hereby acknowledged, the undersigned does hereby release and forever discharge the “Releasees” hereunder, consisting of Thomas Properties Group, Inc., a Delaware corporation, Thomas Properties Group, L.P., a Maryland limited partnership and each of their partners, subsidiaries, associates, affiliates, successors, heirs, assigns, agents, directors, officers, employees, representatives, lawyers, insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, losses, costs, attorneys’ fees or expenses, of any nature whatsoever, known or unknown, fixed or contingent to the extent permissible under applicable law (hereinafter called “Claims”), which the undersigned now has or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof. The Claims released herein include, without limiting the generality of the foregoing, any Claims in any way arising out of, based upon, or related to the employment or termination of employment of the undersigned by the Releasees, or any of them; any alleged breach of any express or implied contract of employment; any alleged torts or other alleged legal restrictions on Releasee’s right to terminate the employment of the undersigned; and any alleged violation of any federal, state or local statute or ordinance including, without limitation, Title VII of the Civil Rights Act of 1964, the Age Discrimination In Employment Act, the Americans With Disabilities Act, and the California Fair Employment and Housing Act.

THE UNDERSIGNED ACKNOWLEDGES THAT HE HAS BEEN ADVISED BY LEGAL COUNSEL AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

THE UNDERSIGNED, BEING AWARE OF SAID CODE SECTION, HEREBY EXPRESSLY WAIVES ANY RIGHTS HE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

IN ACCORDANCE WITH THE OLDER WORKERS BENEFIT PROTECTION ACT OF 1990, THE UNDERSIGNED IS HEREBY ADVISED AS FOLLOWS:

(A) HE HAS THE RIGHT TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS RELEASE;

A-1

(B) HE HAS TWENTY-ONE (21) DAYS TO CONSIDER THIS RELEASE BEFORE SIGNING IT; AND

(C) HE HAS SEVEN (7) DAYS AFTER SIGNING THIS RELEASE TO REVOKE THIS RELEASE, AND THIS RELEASE WILL BECOME EFFECTIVE UPON THE EXPIRATION OF THAT REVOCATION PERIOD.

The undersigned represents and warrants that there has been no assignment or other transfer of any interest in any Claim which he may have against Releasees, or any of them, and the undersigned agrees to indemnify and hold Releasees, and each of them, harmless from any liability, Claims, demands, damages, costs, expenses and attorneys’ fees incurred by Releasees, or any of them, as the result of any such assignment or transfer or any rights or Claims under any such assignment or transfer. It is the intention of the parties that this indemnity does not require payment as a condition precedent to recovery by the Releasees against the undersigned under this indemnity.

The undersigned agrees that if he hereafter commences any suit arising out of, based upon, or relating to any of the Claims released hereunder or in any manner asserts against Releasees, or any of them, any of the Claims released hereunder, then the undersigned agrees to pay to Releasees, and each of them, in addition to any other damages caused to Releasees thereby, all attorneys’ fees incurred by Releasees in defending or otherwise responding to said suit or Claim.

The undersigned further understands and agrees that neither the payment of any sum of money nor the execution of this Release shall constitute or be construed as an admission of any liability whatsoever by the Releasees, or any of them, who have consistently taken the position that they have no liability whatsoever to the undersigned.

IN WITNESS WHEREOF, the undersigned has executed this Release this              day of                         ,                 .

Thomas S. Ricci

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EXHIBIT B

NONCOMPETITION AGREEMENT

THIS NONCOMPETITION AGREEMENT (this “Agreement”) is dated as of                     , 2004, by and among Thomas Properties Group, Inc., a Delaware corporation (“TPG”), Thomas Properties Group, LP, a Maryland limited partnership (the “Operating Partnership”) and Thomas S. Ricci (the “Executive”). TPG and the Operating Partnership are collectively referred to herein as the “Company.”

WHEREAS, the Executive and Thomas Master Investments, LLC entered into a Contribution Agreement, dated as of                     , 2004 (the “Contribution Agreement”), pursuant to which the Thomas Master Investments, LLC agreed to contribute to the Operating Partnership, and Executive consented to and joined in such contribution, all of its right, title and interest, as a partner or member, in each of the partnerships and limited liability companies which hold an interest in certain office and other properties located in the West, Southwest and Mid-Atlantic regions of the United States (the “Contributed Properties”), in exchange for units in the Operating Partnership;

WHEREAS, concurrently with the execution of this Agreement, the Company and the Executive have entered into (i) an employment agreement, pursuant to which the Company has agreed to employ the Executive, and the Executive has agreed to be employed by the Company, as its Executive Vice President (“EVP”) (the “Employment Agreement”) and (ii) a confidentiality agreement (the “Confidentiality Agreement”); and

WHEREAS, the Company and the Executive agree that, in connection with the contribution of the Contributed Properties to the Operating Partnership and the execution of the Employment Agreement and the Executive’s employment, the Executive will not engage in competition with the Company pursuant to the terms and conditions hereof.

NOW, THEREFORE, in furtherance of the foregoing and in exchange for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. Noncompetition.

(a) During the Employment Period, as such term is defined in the Employment Agreement, and for one (1) year thereafter, the Executive shall not engage in Competition (as defined below) with the Company or any of its subsidiaries or affiliates.

(b) The term “Competition” for purposes of this Agreement shall mean the taking of any of the following actions by the Executive: (i) the conduct, directly or indirectly, of any business involving real property development, investment, acquisition, sale or management, whether such business is conducted by the Executive individually or as principal, partner, officer, director, consultant, employee, stockholder or manager of any person, partnership, corporation, limited liability company or any other entity; and/or (ii) ownership of interests in real property which are competitive, directly or indirectly, with any business carried on by the Company (or any successor thereto) or its subsidiaries or affiliates; provided, however, that the term “Competition” shall be deemed to exclude (A) the direct or indirect ownership by the Executive of up to five percent of the outstanding equity interests of any public company, and (B) residential real estate.

(c) During the Employment Period, and for two (2) years thereafter, the Executive shall not, directly or indirectly, engage, employ or solicit the employment of any person who is then or has been within three (3) months prior to the time of such action, an employee of the Company, or any affiliate of either TPG or the Operating Partnership.

2. Specific Performance. The Executive acknowledges that in the event of breach or threatened breach by the Executive of the terms of Section 1 hereof, the Company could suffer significant and irreparable harm that could not be satisfactorily compensated in monetary terms, and that the remedies at law available to the Company may otherwise be inadequate and the Company shall be entitled, in addition to any other remedies to which it may be entitled to under law or in equity, to specific performance of this Agreement by the Executive including the immediate ex parte issuance, without bond, of a temporary restraining order enjoining the Executive from any such violation or threatened violation of Section 1 hereof and to exercise such remedies cumulatively or in conjunction with all other rights and remedies provided by law and not otherwise limited by this Agreement. The Executive hereby acknowledges and agrees that the Company shall not be required to post bond as a condition to obtaining or exercising any such remedies, and the Executive hereby waives any such requirement or condition.

3. Adequacy of Consideration. The Executive acknowledges that his receipt of units in the Operating Partnership pursuant to the Contribution Agreement will be full, fair and adequate to support his obligations hereunder.

4. Confidential Information; Intangible Assets and Goodwill. The Executive acknowledges and agrees that he has been and will be exposed to proprietary information, intellectual property and trade secrets concerning TPG’s business, as more fully described in the Confidentiality Agreement. The Executive expressly acknowledges and understands that Company and its affiliates would not have entered into the Contribution Agreement, or any other agreements with the Executive, but for the fact that the Executive and the other executives with whom the Company is concurrently entering into employment agreements, have agreed as a group to sell and transfer to the Operating Partnership their respective Contributed Properties, and that the intangible assets and goodwill related to the aggregate Contributed Properties constitute a material portion of the fair market value of each of the individual’s Contributed Properties.

5. Reasonableness of Covenants. The Executive agrees that all of the covenants contained in this Agreement are reasonably necessary to protect the legitimate interests of the Company and its affiliates, are reasonable with respect to time and territory and that he has read and understands the descriptions of the covenants so as to be informed as to their meaning and scope.

6. Attorneys Fees. If any legal action, arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach or default in connection with any of the provisions of this Agreement, the prevailing party shall be entitled to recover attorneys’ fees and costs as set forth in the Employment Agreement.

7. No Alteration of Employment Status. The execution of this Agreement shall not be construed in any manner to alter the Executive’s employment with the Company as provided in the Employment Agreement.

8. Effect of Waiver. The waiver by either party of a breach of any provision of this Agreement will not operate or be construed as a waiver of any subsequent breach thereof or as a waiver of any other provision of this Agreement. The remedies set forth herein are nonexclusive and are in addition to any other remedies that the Company may have at law or in equity.

9. Severability. Any provision of this Agreement which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this paragraph, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that any other provisions of this Agreement invalid, illegal or unenforceable in any other jurisdiction. Notwithstanding the foregoing, if any provision of this Agreement should be deemed invalid, illegal or unenforceable because its scope or duration is considered excessive, such provision shall be modified so that the scope of the provision is reduced only to the minimum extent necessary to render the modified provision valid, legal and enforceable.

10. Governing Law. This Agreement shall be governed, construed, interpreted and enforced in accordance with the laws of the State of California, without regard to the conflict of laws principles thereof.

11. Entire Agreement. This Agreement, together with the Employment Agreement, the Confidentiality Agreement and the Contribution Agreement, contains the entire agreement and understanding between the Company and the Executive with respect to the subject matter hereof, and no representations, promises, agreements or understandings, written or oral, not herein contained shall be of any force or effect. This Agreement shall not be changed unless in writing and signed by both the Executive and the Board of Directors of the Company.

12. Assignment. This Agreement may not be assigned by the Executive, but may be assigned by the Company to any successor to its business and will inure to the benefit of and be binding upon any such successor.

13. Notice. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive: at the Executive’s most recent address on the records of the Company,

If to the Company:

Thomas Properties Group, Inc.

515 South Flower Street, Sixth Floor

Los Angeles, CA 90071

Attn: James A. Thomas, CEO

with a copy to:

Gilchrist & Rutter Professional Corporation

1299 Ocean Avenue, Suite 900

Santa Monica, CA 90401

Attn: Paul S. Rutter, Esq.

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

14. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

15. Executive’s Acknowledgment. The Executive acknowledges (a) that he has had the opportunity to consult with independent counsel of his own choice concerning this Agreement, and (b) that he has read and understands this Agreement, is fully aware of its legal effect, and has entered into it freely based on his own judgment.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

Thomas Properties Group, Inc., a Delaware corporation

By:

Thomas Properties Group, L.P. a Maryland limited partnership

By:	Thomas Properties Group, Inc., a Delaware corporation, Its: General Partner

By:

Executive

Thomas S. Ricci

EXHIBIT C

CONFIDENTIALITY & NON-DISCLOSURE AGREEMENT

This agreement (“Agreement”) is made as of this              day of                     , 2004 by and between THOMAS PROPERTIES GROUP, INC. and THOMAS PROPERTIES GROUP, LP (collectively the “Company”), and                          (“Executive”).

For good and valuable consideration, Executive and Company hereby agree as follows:

1. This Agreement will be effective on the closing of the initial public offering of the Company’s common stock.

2. Executive hereby assigns to Company all rights or interests that Executive may presently have or which may be acquired during the term of Executive’s employment with the Company, in Company “Proprietary Information” as defined below in Section 5, and acknowledges that all such Proprietary Information is the sole property of Company and its assigns.

3. Subject to the provisions of Section 7 hereof, in the event that, during the term of Executive’s employment with the Company, Executive creates or assists in the creation of any Company “Proprietary Information,” or any other Company intellectual property, and/or Executive prepares, accumulates or otherwise comes into possession of any materials or information during the course of performance of Executive’s duties which relate in any manner to Company’s business or development of services, Executive agrees that all such “Proprietary Information” and intellectual property shall be and remain the property of Company. In the event Executive’s employment with Company is terminated, for any reason, Executive shall promptly deliver to Company all such “Proprietary Information” and intellectual property (and any copies thereof), as well as any materials related to Company’s trade secrets or confidential information (and any copies thereof), which are within Executive’s custody or control.

4. Executive agrees to disclose to Company all “Proprietary Information” and intellectual property developed during the term of his/her employment, whether made solely or jointly with others, which relate to Company’s business, research, or development of products and services.

5. During the term of Executive’s employment with Company and thereafter, Executive will not offer or disclose by any means, or use in any manner, for Executive’s own benefit or the benefit of any other person or entity (other than Company or its affiliate Thomas Properties Group. L.P.), any Company “Proprietary Information” or Company intellectual property. As used herein, the terms “Proprietary Information,” “intellectual property” and “trade secrets,” shall include, but not be limited to: (a) all information of any kind regarding Company’s business, research, marketing, sales, operations and products and plans for development of new business products and services; (b) all operational designs and techniques related to business, marketing and financial information or data of any kind related to Company’s business and business opportunities; (c) all information of any kind regarding Company’s suppliers, vendors, consultants, agents and customers, including lists or compilations of any such persons or entities;

(d) all information of any kind regarding Company’s officers, directors and shareholders (other than Executive), including their respective abilities, functions, conduct or pay; (e) all proprietary information of any kind received or developed under agreement or other arrangement by Company with any third party; and (f) all unpublished materials received or developed, including all works of authorship, which relate to the business of Company, including but not limited to those concerning proprietary, trade secret or Company-private information, investment strategies, development plans, research and development data, and any other technical reports relating to Company’s business operations now existing or which may be developed during the term of Executive’s employment with Company.

6. Executive understands and agrees that a breach of the provisions contained herein could cause significant and irreparable harm to Company that could not be satisfactorily compensated in monetary terms. Accordingly, and without in any way limiting Company from taking any other legal action to which it may be entitled to under law or in equity, in the event of any such breach or threatened breach, Company will be entitled to injunctive relief including the immediate ex parte issuance, without bond, of a temporary restraining order against any such breach of threatened breach.

7. This Agreement shall not apply to: (a) any invention developed by Executive which qualifies under the provisions of California Labor Code, Section 2870; (b) any information which is or becomes publicly available, unless it becomes such as a result of a breach of this Agreement; (c) any information which Company subsequently discloses to any other person or entity without restriction; or (d) disclosure required by law or legal process; provided, that if Executive receives actual notice that the Executive is or may be required by law or legal process to disclose any such information, Executive shall promptly so notify Company, and in any event within five (5) days after the receipt of such notice.

8. No amendment or modification to this Agreement shall be valid unless in writing signed by Executive and an authorized officer of Company.

9. The execution of this Agreement shall not be construed in any manner to alter Executive’s employment with Company as provided in his/her Employment Agreement.

10. The waiver by any party of a breach of any provision of this Agreement will not operate or be construed as a waiver of any subsequent breach thereof or as a waiver of any other provisions of this Agreement. The remedies set forth herein are nonexclusive and are in addition to any other remedies that any party may have at law or in equity.

11. If any legal action, arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach or default in connection with any of the provisions of this Agreement, the prevailing party shall be entitled to recover attorneys’ fees and costs as set forth in the Employment Agreement.

12. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive: at the Executive’s most recent address on the records of the Company,

If to the Company:

c/o Thomas Properties Group, Inc.

515 South Flower Street, Sixth Floor

Los Angeles, CA 90071

Attn: James A. Thomas, CEO

with a copy to:

Gilchrist & Rutter Professional Corporation

1299 Ocean Avenue, Suite 900

Santa Monica, CA 90401

Attn: Paul S. Rutter, Esq.

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

13. This Agreement is entered into and shall be governed and interpreted in accordance with the laws of the State of California, without regard to or application of choice of law rules or principles. It shall be binding upon and inure to the benefit of the parties, and to their respective heirs, personal representatives, successors and assigns. In the event that any provision of this Agreement is found by a court, arbitrator or other tribunal to illegal, invalid or unenforceable, then the remaining provisions of this Agreement shall not be voided, but shall be enforced to the maximum extent permissible by law.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

Executive	Thomas Properties Group, Inc., a Delaware corporation

By:

[Name]	Title:

Thomas Properties Group, L.P., a Maryland limited partnership

By:	Thomas Properties Group, Inc. Its General Partner

By:

Title:

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